SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only

      (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

eGain Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

eGAIN COMMUNICATIONS

CORPORATION

624 East Evelyn Avenue

Sunnyvale, California 94086

(408) 212-3400

October 27, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eGain Communications Corporation that will be held on Thursday, November 20, 2003 at 10:00 A.M., at the Sheraton Sunnyvale located at 1100 N. Mathilda Avenue, Sunnyvale, California.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of eGain’s 2003 Annual Report to Stockholders on Form 10-K is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Ashutosh Roy

Chief Executive Officer

eGAIN COMMUNICATIONS CORPORATION

Notice of Annual Meeting of Stockholders

to be held November 20, 2003

To the Stockholders of eGain Communications Corporation:

The Annual Meeting of Stockholders of eGain Communications Corporation, a Delaware corporation (“eGain”), will be held at the Sheraton Sunnyvale located at 1100 Mathilda Avenue, Sunnyvale, California, on Thursday, November 20, 2003, at 10:00 A.M., Pacific Time, for the following purposes:

1.	To elect directors to serve until the 2004 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as eGain’s independent auditors; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Stockholders of record as of the close of business on September 25, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at eGain’s offices, 624 East Evelyn Avenue, Sunnyvale, California 94086 for ten days before the meeting.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Stanley F. Pierson Secretary

Sunnyvale, California

October 27, 2003

eGAIN COMMUNICATIONS CORPORATION

624 East Evelyn Avenue

Sunnyvale, California 94086

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of eGain Communications Corporation, a Delaware corporation (“eGain” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of eGain to be held at the Sheraton located at 1100 North Mathilda Avenue, Sunnyvale, California on Thursday, November 20, 2003, at 10:00 AM., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”). The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of eGain a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted “FOR” the election of the five nominees for director listed in this Proxy Statement and “FOR” approval of the proposal referred to in Item 2 in the Notice of Annual Meeting and described in this Proxy Statement.

Stockholders of record at the close of business on September 25, 2003 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the close of business on that date, eGain had 3,680,954 shares of common stock, $0.001 par value (the “common stock”), outstanding. The presence in person or by proxy of the holders of a majority of eGain’s outstanding shares of common stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of common stock is entitled to one vote for each share held as of the Record Date.

Directors are elected by a plurality vote. The five nominees for director who receive the most votes cast in their favor will be elected to serve as a director. Other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

The expense of printing, mailing proxy materials and solicitation of proxies will be borne by eGain. eGain will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock. No additional compensation will be paid to such persons for such solicitation.

This Proxy Statement, the accompanying form of proxy and the Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 2003, including financial statements, are being mailed to stockholders on or about October 27, 2003.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board of Directors proposes the election of five directors of eGain to serve until the 2004 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

Names of the nominees and certain biographical information about them are set forth below:

Ashutosh Roy, age 37, co-founded eGain and has served as Chief Executive Officer and a Director of eGain since September 1997 and President since October 1, 2003. From May 1995 through April 1997, Mr. Roy served as Chairman of WhoWhere? Inc., an Internet-services company co-founded by Mr. Roy. From June 1994 to April 1995, Mr. Roy co-founded Parsec Technologies, a call center company based in New Delhi, India. From August 1988 to August 1992, Mr. Roy worked as software engineer at Digital Equipment Corp. Mr. Roy holds a B.S. in Computer Science from the Indian Institute of Technology, New Delhi, a Masters degree in Computer Science from Johns Hopkins University and an MBA from Stanford University.

Gunjan Sinha, age 36, co-founded eGain and has served as a Director of eGain since inception in September 1997 and as President of eGain from January 1, 1998 until September 30, 2003. From May 1995 through April 1997, Mr. Sinha served as President of WhoWhere? Inc. an Internet-services company co-founded by Mr. Sinha. Prior to co-founding WhoWhere? Inc., Mr. Sinha was a hardware developer of multiprocessor servers at Olivetti Advanced Technology Center. In June 1994, Mr. Sinha co-founded Parsec Technologies. Mr. Sinha holds a degree in Computer Science from the Indian Institute of Technology, New Delhi, a Masters degree in Computer Science from UC Santa Cruz, and a Masters degree in Engineering Management from Stanford University.

Mark A. Wolfson, age 51, has served as a Director of eGain since June 1998. Mr. Wolfson has served as a managing partner of Oak Hill Capital Management, Inc. since 1998, a Principal of Oak Hill Venture Partners, since 1999 and a Vice-President of Keystone, Inc. since 1995. Since 2001, Mr. Wolfson has held the title of Consulting Professor at the Stanford University Graduate School of Business, where he has been a faculty member since 1977, including a three-year term as Associate Dean, and formerly held the title of Dean Witter Professor. Mr. Wolfson serves on the board of directors of 230 Park Investors, Caribbean Restaurants, DaVinci I, Financial Engines, Investment Technology Group and Oreck Corp. Mr. Wolfson holds a Ph.D. from the University of Texas, Austin and a B.S. and Masters degree from the University of Illinois.

David G. Brown, age 46, has served as a director of eGain since August 2000. Since August 1999, Mr. Brown has served as the managing partner of Oak Hill Venture Partners. Prior to August 1999, Mr. Brown was Vice President and Chief Financial Officer of Keystone, Inc. Prior to May 1998, Mr. Brown served as a principal of Arbor Investors, LLC (since August 1995), as well as a Vice President of Keystone, Inc. (since August of 1993). Mr. Brown serves on the board of directors of ProQuest and several privately held companies. Mr. Brown holds a B.A. degree from Bowdoin College and an M.B.A. from the Amos Tuck School of Business Administration.

Phiroz P. Darukhanavala, age 55, has served as a member of eGain’s Board of Directors since September 2000. Dr. Darukhanavala has served in various capacities with BP Amoco p.l.c. and The British Petroleum Company since 1975, most recently as Vice President and Chief Technology Officer for Group Digital business. Before assuming his current position, Dr. Darukhanavala was Director of Global IT Services for the BP Group responsible for the rollout of the Common Operating Environment project worldwide and IT Functional Chief for BP-Exploration. Dr. Darukhanavala has also served as CIO of BP-Alaska and Director of BP-Exploration

Business Systems. Dr. Darukhanavala holds a Ph.D. and M.S. degrees in Operations Research from Case Western Reserve University in Cleveland, Ohio.

Board Meetings and Committees

The Board of Directors held six meetings during fiscal 2003. All directors, with the exception of Dr. Darukhanavala, attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

The Board of Directors has appointed a Compensation Committee, a Stock Option Committee and an Audit Committee.

The members of the Compensation Committee are David G. Brown, Phiroz P. Darukhanavala and Mark A. Wolfson. The Compensation Committee held one meeting during fiscal 2003. The Compensation Committee’s functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of eGain.

The members of the Stock Option Committee are Ashutosh Roy and Mr. Wolfson. The Stock Option Committee held one meeting in fiscal 2003 during a board meeting and took certain actions by written consent. The Stock Option Committee’s functions are to grant options to eGain’s employees and other service providers, consistent with eGain’s compensation policies and practices.

The members of the Audit Committee are Mr. Brown, Dr. Darukhanavala and Mr. Wolfson. The Audit Committee held four meetings during fiscal 2003. The Audit Committee’s functions are to review the scope of the annual audit, monitor the independent auditor’s relationship with eGain, advise and assist the Board of Directors in evaluating the independent auditor’s examination, supervise eGain’s financial and accounting organization and financial reporting, and nominate, for approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of eGain for the fiscal year for which it is appointed.

Compensation of Directors

Directors of eGain do not currently receive any fees for service on the Board of Directors. Directors are reimbursed for their expenses for each meeting attended. Pursuant to the Stock Plan, each non-employee director will receive, if re-elected as a director at the Annual Meeting, an option to purchase 500 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Such options will vest on the first anniversary of the grant.

Compensation Committee Interlocks and Insider Participation

Messrs. Brown, Darukhanavala and Wolfson, all of whom are non-employee directors, serve as members of the Compensation Committee. None of eGain’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of eGain’s Board of Directors or Compensation Committee.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as eGain’s independent auditors for the fiscal year ending June 30, 2004, subject to ratification by the stockholders. Ernst & Young LLP has audited eGain’s financial statements since eGain’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at eGain’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of eGain’s independent auditors.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as eGain’s independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of common stock of eGain as of September 25, 2003 for the following:

•	each person or entity who is known by eGain to own beneficially more than 5% of the outstanding shares of eGain’s common stock;

•	each of eGain’s current directors;

•	eGain’s chief executive officer and four other most highly compensated executive officers during the fiscal year ended June 30, 2003; and

•	all directors and executive officers of eGain as a group.

Unless otherwise noted, the address of each named beneficial owner is that of eGain.

The percentage ownership is based on 3,680,954 shares of eGain common stock outstanding as of September 25, 2003. All shares subject to the conversion of Series A Preferred Stock and options and warrants exercisable within 60 days after September 25, 2003 are deemed to be beneficially owned by the person or entity holding such preferred stock, options and warrants. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
OHCP GenPar, L.P. (1)	851,960	18.8%
201 Main Street, Suite 2300 Ft. Worth, TX 76102
Elliott Associates, L.P. (2)	298,561	7.5
712 Fifth Avenue New York, NY 10019
Robert M. Bass (3)	283,315	7.2
201 Main Street, Suite 3100 Ft. Worth, TX 76102
J. Taylor Crandall (4)	279,290	7.1
201 Main Street, Suite 3100 Ft. Worth, TX 76102
Granite Private Equity III, LLC (5)	210,493	5.4
One Cablevision Center Liberty, NY 12754
Deutsche Bank A. G. (6)	196,606	5.1
31 West 52nd Street 16th floor New York, NY 10019

Directors and Executive Officers:
Gunjan Sinha (7)(8)	593,907	15.6
Ashutosh Roy (7)(9)	581,188	15.3
Promod Narang (10)	40,694	*
Eric Smit (10)	20,464	*

	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Mark A. Wolfson (1)(11)	17,166	*
David G. Brown (1)(12)	16,666	*
Arnold Adriaanse (10)	16,373	*
Phiroz P. Darukhanavala (13)	7,500	*
Anand Subramaniam (10)	4,700	*
All executive officers and directors as a group (9 persons) (14)	1,298,658	32.5

*	Indicates less than one percent.
(1)	Includes 693,660 shares subject to the conversion of preferred stock and 137,002 shares subject to an immediately exercisable warrant held by Oak Hill Capital Partners, L.P. and 17,786 shares subject to the conversion of preferred stock and 3,512 shares subject to an immediately exercisable warrant held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Partners, L.P. and consequently has voting control and investment discretion over securities held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Partners, L.P. OHCP MGP, LLC, a Delaware limited liability company, is the general partner of OHCP GenPar, L.P., a Delaware limited partnership, which is the general partner of Oak Hill Capital Management Partners, L.P and consequently has voting control and investment discretion over securities held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC disclaims beneficial ownership of the shares held by Oak Hill Capital Management Partners, L.P. Mark Wolfson, a director of eGain, is a vice president of Oak Hill Capital Management, Inc., a Delaware corporation which provides management and consulting services to Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, LP and is a principal of Oak Hill Venture Partners, a related entity of the above-referenced entities. David Brown, a director of eGain, is the managing partner of Oak Hill Venture Partners, a related entity of the above-referenced entities.
(2)	As reported on Schedule 13G, filed by Elliott Associates, L.P. on February 13, 2003. Includes shares held by Elliott International, L.P. Paul E. Singer is the general partner of Elliott Associates, L.P. and consequently has voting control and investment discretion over securities held by Elliott Associates, L.P. Elliott International Capital Advisors, Inc., is attorney-in-fact for Elliott International, L.P. (formerly known as Westgate International, L.P.) and consequently has voting control and investment discretion over securities held by Elliott International, L.P. Mr. Singer is the President of Elliott International Capital Advisors, Inc.
(3)	Represents shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P, as reported on Schedule 13D filed on August 15, 2001.
(4)	Includes 229,852 shares subject to the conversion of preferred stock and 45,397 shares subject to an immediately exercisable warrant held by FW Investors V, L.P., a Delaware limited partnership, and 4,041 shares held by Group III 31, LLC. FW Management II, L.L.C., a Delaware limited liability company is the general partner of FW Investors V, L.P. and consequently has voting control and investment discretion over securities held by FW Investors V, L.P. FW Management II, L.L.C. disclaims beneficial ownership of the shares held by FW Investors V, L.P. J. Taylor Crandall is the sole member of FW Management II, L.L.C. and Group III 31, LLC.
(5)	As reported on 13G, filed by Granite Private Equity III, LLC on December 3, 2002. Represents 173,743 shares subject to the conversion of preferred stock and 36,750 shares subject to an immediately exercisable warrant. Alan Gerry is the managing member of Gerry Holding Co. II, LLC, which is the managing member of Granite Private Equity III, LLC and consequently has voting control and investment discretion over securities held by Granite Private Equity III, LLC.
(6)	Includes 164,180 shares subject to the conversion of preferred stock and 32,427 shares subject to an immediately exercisable warrant as estimated by eGain.
(7)	Includes 3,124 shares subject to immediately exercisable options.

(8)	Includes 109,473 shares subject to the conversion of preferred stock and 21,617 shares subject to an immediately exercisable warrant.
(9)	Includes 118,371 shares subject to an immediately exercisable warrant held by Ashutosh Roy.
(10)	Represents shares subject to currently exercisable options or options exercisable within 60 days of September 25, 2003.
(11)	Represents 16,166 shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P. and 1,000 shares that would be beneficially owned upon exercise of director options held by Mr. Wolfson. Mr. Wolfson disclaims beneficial ownership as to the shares owned by OHCP GenPar, L.P. and related entities.
(12)	Represents 16,166 shares that are beneficially owned as a result of the distribution by FW Ventures I, L.P. and 500 shares that would be beneficially owned upon exercise of director options held by Mr. Brown. Mr. Brown disclaims beneficial ownership as to the shares owned by OHCP GenPar, L.P. and related entities.
(13)	Represents 7,500 shares that would be beneficially owned upon exercise of director options held by Mr. Darukhanavala.
(14)	Includes 70,947 shares subject to currently exercisable options or options exercisable within 60 days of September 25, 2003. Also includes 109,473 shares subject to the conversion of preferred stock and 139,988 shares subject to an immediately exercisable warrant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information concerning compensation paid to eGain’s Chief Executive Officer, its former President and each of eGain’s other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to eGain during the fiscal years ended June 30, 2003, 2002 and 2001. These individuals are referred to as the “named executive officers.”

	Fiscal Year	Annual Compensation			Long-Term Compensation
Name and Principal Position		Salary	Bonus	Other	Security Underlying Options (#)
Ashutosh Roy (1)	2003	$50,012	—	—	625
Chief Executive Officer and Chairman	2002	31,268	—	—	2,499
	2001	112,505	—	—	—

Gunjan Sinha (1)	2003	50,012	—	—	625
President	2002	31,268	—	—	2,499
	2001	112,505	—	—	—

Arnold Adriaanse (2)	2003	138,633	30,797	—	1,790
Sr. Vice President of Worldwide Sales and Services	2002	95,192	—	50,000	30,833
	2001	—	—	—	—

Eric Smit (3)	2003	128,212	15,000	—	9,000
Chief Financial Officer	2002	136,442	20,644	—	600
	2001	150,625	9,785	—	2,200

Anand Subramaniam (4)	2003	112,799	—	—	8,500
Director of Marketing	2002	35,311	6,923	—	2,400
	2001	—	—	—	—

Promod Narang (5)	2003	93,461	4,327	—	1,080
Vice President of Products & Technology	2002	108,981	4,725	—	39,999
	2001	120,000	—	—	650

(1)	Mr. Roy’s grant of an option to purchase 2,499 shares and Mr. Sinha’s grant of an option to purchase 2,499 shares in fiscal 2002 were immediately vested in full. Mr. Roy’s grant of an option to purchase 625 shares and Mr. Sinha’s grant of an option to purchase 625 shares in fiscal 2003 were immediately vested in full. Mr. Sinha resigned as president as of September 30, 2003 and Mr. Roy assumed the role and title at that time.
(2)	Mr. Adriaanse’s grant of an option to purchase 30,000 shares in fiscal 2002 vests as to 1/48 of shares each full month. Mr. Adriaanse’s grant of an option to purchase 833 shares in fiscal 2002 vested equally over three months. Mr. Adriaanse’s grant of an option to purchase 1,790 shares in fiscal 2003 was immediately vested in full.
(3)	Mr. Smit’s grant of an option to purchase 2,000 shares in fiscal 2001 vests as to 33% of the shares on the first anniversary of such option’s grant date and 1/24 of the remaining shares each full month thereafter. Mr. Smit’s grant of an option to purchase 200 shares in fiscal 2001 was immediately vested in full. Mr. Smit’s grant of an option to purchase 600 shares in fiscal 2002 vests as to 50% immediately and 1/12 of the remaining shares each full month thereafter. Mr. Smit’s grant of an option to purchase 1,500 shares in fiscal 2003 was immediately vested in full. Mr. Smit’s grant of an option to purchase 7,500 shares in fiscal 2003 vests as to 1/48 of the shares each full month.
(4)	Mr. Subramaniam’s grant of an option to purchase 2,400 shares in fiscal 2002 vests as to 25% of the shares on the first anniversary of such option’s grant date and 1/36 of the remaining shares each full month thereafter. Mr. Subramaniam’s grant of an option to purchase 1,300 shares in fiscal 2003 was immediately vested in full. Mr. Subramaniam’s grant of an option to purchase 7,200 shares in fiscal 2003 vests as to 1/48 of the shares each full month.
(5)

Mr. Narang’s grant of an option to purchase 650 shares in fiscal 2001 was immediately vested in full. Mr. Narang’s grant of an option to purchase 10,499 shares in fiscal 2002 vests as to 33% of the shares on the first anniversary of such option’s grant date and  1/24 of the remaining shares each full month thereafter. Mr. Narang’s grant of an option to purchase 7,000 shares in fiscal 2002 was immediately vested in full. Mr. Narang’s grant of an option to purchase 16,875 shares in fiscal 2002 vests as to  1/36 of the shares each full month. Mr. Narang’s grant of an option to purchase 5,625 shares in fiscal 2002 vests as to 10% of the shares on the first anniversary of such option’s grant date and  1/108 of the remaining shares each full month thereafter. Mr. Narang’s grant of an option to purchase 1,080 shares in fiscal 2003 was immediately vested in full.

Recent Option Grants

The following tables set forth certain information as of June 30, 2003 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.

Name	Options Granted	Percentage of Total Options Granted to Employees in Fiscal 2003	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
Ashutosh Roy	625	0.7	2.00	4/10/13	786	1,993
Gunjan Sinha	625	0.7	2.00	4/10/13	786	1,993
Arnold Adriaanse	1,000	2.0	1.60	10/22/12	1,006	2,550
	790		2.00	4/10/13	994	2,519
Eric Smit	8,250	10.0	1.60	10/22/12	8,303	21,041
	750		2.00	4/10/13	944	2,391
Anand Subramaniam	7,850	9.4	1.60	10/22/12	7,900	20,021
	650		2.00	4/10/13	818	2,072
Promod Narang	540	1.2	1.60	10/22/12	543	1,377
	540		2.00	4/10/13	679	1,722

(1)	Potential realizable value assumes that the stock price increases from the exercise price from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of approximately 62.9% (at 5% per year) and 159.4% (at 10% per year). The assumed annual rates of appreciation are specified in SEC rules and do not represent eGain’s estimate or projection of future stock price growth. eGain does not necessarily agree that this method can properly determine the value of an option.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at June 30, 2003		Value of Unexercised In-the Money Options at June 30, 2003 (1)
			Exercisable/ Unexercisable		Exercisable/ Unexercisable
Ashutosh Roy	—	—	3,124	—	1,688	—
Gunjan Sinha	—	—	3,124	—	1,688	—
Arnold Adriaanse	—	—	13,248	19,375	5,233	—
Eric Smit	—	—	5,650	6,150	8,709	18,891
Anand Subramaniam	—	—	3,700	7,200	8,885	17,205
Promod Narang	—	—	25,977	18,202	3,132	—

(1)	Calculated on the basis of the fair market value of the underlying securities at June 30, 2003 ($4.70 per share) minus the exercise price. Some options listed in the table have an exercise price that is greater than the fair market value therefore there are no in-the-money options.

Employment Agreements and Change of Control Agreements

Pursuant to eGain’s offer letter to Arnold Adriaanse, in the event Mr. Adriaanse is terminated by eGain without cause, Mr. Adriaanse will receive an additional three months vesting of his option and payments equal to three months of salary and bonus.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following report on executive compensation is provided by the Compensation Committee of the Board of Directors (the “Compensation Committee”) to assist stockholders in understanding the committee’s objectives and procedures in establishing the compensation of eGain’s executive officers and describes the basis on which it made fiscal 2003 compensation determinations. The Compensation Committee is currently comprised of three non-employee directors. In making its determinations, the Compensation Committee relied, in part, on independent surveys and public disclosures of compensation of management of companies in the ecommerce software industry.

Compensation Objectives

The Compensation Committee believes that compensation of eGain’s executive officers should:

•	encourage creation of stockholder value and achievement of strategic corporate objectives;

•	provide a competitive total compensation package that enables eGain to attract and retain, on a long-term basis, high caliber personnel;

•	integrate compensation with eGain’s annual and long-term corporate objectives and focus executive behavior on the fulfillment of those objectives;

•	align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management;

•	provide total compensation opportunity that is competitive with companies in eGain’s industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance; and

•	provide fair compensation consistent with internal compensation programs.

Key Elements of Executive Compensation

The compensation of executive officers is based upon eGain’s financial performance as well as an evaluation of eGain’s progress in the achievement of certain business objectives, including the execution of corporate and collaborative agreements, the expansion of eGain’s business and the attainment of certain operational and research and development milestones in eGain’s technology development programs, as well as the achievement of individual business objectives by each executive officer. eGain’s existing compensation structure for executive officers generally includes a combination of salary and stock options and may include cash bonuses for performance determined to be deserving of such bonuses by the Compensation Committee.

Salary.    Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the ecommerce software industry. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of its knowledge of executive compensation in the industry, believes that eGain’s salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given eGain’s financial resources and the stage of its development. The Compensation Committee reviews salaries on an annual basis. At such time, the Compensation Committee may change each executive officer’s salary based on the individual’s contributions and responsibilities over the prior 12 months and changes in median comparable company pay levels.

Stock Options.    The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of eGain with an opportunity to increase their ownership of eGain stock through stock option grants, the interests of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual salary review; although the Stock Option Committee, at its discretion, may grant options at other times in recognition of exceptional achievements. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice.

Chief Executive Officer Compensation

Ashutosh Roy is eGain’s Chief Executive Officer. During fiscal year 2002 and continuing through December 2002 at the request of Mr. Roy, the Compensation Committee reduced Mr. Roy’s salary to $1.00. Mr. Roy made this request in light of the continued difficult economic environment surrounding eGain’s industry and as part of eGain’s commitment to reduce its expense and pursue profitability. Mr. Roy’s salary returned to a level commensurate with industry norms as of January 1, 2003.

eGain’s policy is generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, eGain reserves the discretion to pay compensation to its executive officers that may not be deductible.

Mr. Roy is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation.

Compensation Committee

Mark A. Wolfson

David G. Brown

Phiroz P. Darukhanavala

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Audit Committee”) operates under a written charter adopted by the Board of Directors on April 24, 2001. The current members of the Audit Committee are Mark A. Wolfson, David G. Brown and Phiroz P. Darukhanavala, each of whom meets the independence standards established by The Nasdaq Stock Market.

The Audit Committee performs the following activities:

•	overseeing eGain’s financial reporting process on behalf of the Board of Directors; and

•	providing independent, objective oversight of eGain’s accounting functions and internal controls.

The Audit Committee reviewed and discussed the audited financial statements contained in the 2003 Annual Report on Form 10-K with eGain’s management and its independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally acceptable in the United States.

The Audit Committee met privately with the independent auditors, and discussed issues deemed significant by the auditors, including those required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended. In addition, the Audit Committee discussed with the independent auditors their independence from eGain and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees). The Audit Committee also considered Ernst & Young’s provision of non-audit services to eGain and determined that such provision of such services was compatible with maintaining the independence of Ernst & Young.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in eGain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, for filing with the Securities and Exchange Commission.

Audit Committee

Mark A. Wolfson

David G. Brown

Phiroz P. Darukhanavala

INFORMATION CONCERNING INDEPENDENT AUDITORS

Ernst & Young LLP, independent public accountants, have been the auditors for the financial statements of the Company for each year since 1997. In addition to retaining Ernst & Young LLP to audit the consolidated financial statements for fiscal 2003 and fiscal 2002, the Company and its international subsidiaries retained Ernst & Young LLP and certain of its international affiliates to provide various other services in fiscal 2003 and fiscal 2002. In some instances fee amounts are approximated due to exchange rates and differing fiscal year ends.

Principal Accounting Fees and Services

Fees have been converted to U.S. dollars with exchange ratios as of October 21, 2003. The aggregate fees for professional services by Ernst & Young LLP and certain of its international affiliates in fiscal 2003 and fiscal 2002 for these various services to Company and its subsidiaries were:

Audit Fees

The aggregate audit fees billed or to be billed by Ernst & Young LLP for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were approximately $260,000 for fiscal 2003 and $250,000 for fiscal 2002.

Statutory Audit Fees

The aggregate fees billed or to be billed by Ernst & Young LLP or certain of its international affiliates for each of the last two fiscal years for services delivered in the U.K., Europe and India related to the ability to render a U.S. GAAP opinion on the Company’s or its subsidiaries financial statements or regulatory compliance reasonably related to the performance of review of Company’s or its subsidiaries financial statements were approximately $62,000 for fiscal 2003 and approximately $56,000 for fiscal 2002.

Tax Fees

The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for professional services related to tax advice, tax compliance, tax auditing, tax planning and foreign tax matters were approximately $57,000 for fiscal 2003 and $74,000 for fiscal 2002.

All Other Fees

The aggregate fees billed or to be billed by Ernst & Young LLP and certain of its international affiliates in each of the last two fiscal years for services and products other to the Company and its subsidiaries than those reported in the categories above were approximately $24,480 for fiscal 2003 and approximately $128,680 for fiscal 2002. The nature of the other services included real estate and other miscellaneous services.

Policy on Pre-Approval of Retention of Independent Auditors

The engagement of Ernst & Young LLP and certain of its international affiliates for non-audit accounting and tax services performed for the Company is limited to those circumstances where these services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services for which the Company engages Ernst & Young LLP and certain of its international affiliates require pre-approval by the Audit Committee. The percentage of Statutory Audit Fees, Tax Fees and All Other Fees, out of all fees paid to Ernst & Young LLP and certain of its international affiliates, and all as approved by the Audit Committee in accordance with these procedures, was 35.5% for fiscal 2003 and 50.8% for fiscal 2002.

As noted in the report of the Audit Committee at page 13 of this proxy statement, the Audit Committee considered the provision by Ernst & Young LLP and certain of its international affiliates of non-audit services to the Company and determined that the provision of these services was compatible with maintaining the independence of Ernst & Young LLP.

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of eGain’s common stock with a Self-Determined Peer Group (the “Peer Group”) and the CRSP Total Return Index for the Nasdaq U.S. and Foreign Stocks (the “Nasdaq Composite Index”), assuming an investment of $100 in each on September 23, 1999. eGain’s common stock is traded on the Nasdaq National Market. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of eGain’s common stock.

Companies in the Self-Determined Peer Group:

eGain Communications Corp.	Pivotal Corporation
Kana Software, Inc.	Primus Knowledge Solutions, Inc.
Onyx Software Corporation

RELATED PARTY TRANSACTIONS

Since July 1, 2001, there has not been any transaction or series of transactions to which eGain was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of eGain’s voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Transactions with Management, Directors and Others

Directors Mark Wolfson and David Brown are principals and executive officers in Oak Hill Venture Partners, and its affiliated entities, that as of September 25, 2003 own an aggregate of approximately 18.8% of the outstanding eGain common stock, on an as converted basis from the preferred stock. The terms and conditions of the preferred stock have been amended from time to time since July 2001.

During fiscal year 2003, we entered into a note and warrant purchase agreement with Ashutosh Roy, our Chief Executive Officer, pursuant to which Mr. Roy will make loans to us evidenced by one or more subordinated secured promissory notes and will receive warrants to purchase shares of our common stock in connection with each of such loans. The five-year subordinated secured promissory note bears interest at an effective annual rate of 12% due and payable upon the term of such note. eGain has the option to prepay each note at any time subject to the prepayment penalties set forth in such note. The warrants will allow Mr. Roy to purchase a number of shares up to 25% of the aggregate amount loaned at an exercise price equal to 110% of the fair market value of our common stock (based on a five day trailing trading average at the time of each loan). As of June 30, 2003, warrants to purchase 236,742 shares of common stock were outstanding but not yet vested. An initial loan of $2.0 million under the note and warrant purchase agreement occurred on December 31, 2002. The principal and interest due on the loan as of fiscal year end 2003 was $2.1 million.

In the past, eGain has granted options to purchase common stock to its directors and executive officers. eGain intends to grant such options to its directors and executive officers in the future. See “Proposal One—Compensation of Directors” and “EXECUTIVE COMPENSATION—Recent Option Grants.”

Business Relationships

eGain has entered into indemnification agreements with each of its directors and executive officers. Such agreements require eGain to indemnify such individuals to the fullest extent permitted under Delaware law.

It is eGain’s current policy that all transactions between eGain and its officers, directors, 5% stockholders and eGain’s affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to eGain than could be obtained from unaffiliated parties and are reasonably expected to benefit eGain.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Proposals of stockholders of eGain that are intended to be presented by such stockholders at eGain’s 2004 Annual Meeting must be received by the Secretary of eGain no later than September 25, 2004 in order that they may be included in eGain’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the eGain proxy statement for the 2004 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of eGain at the principal executive offices of eGain and otherwise complies with the provisions of its Bylaws. To be timely, eGain’s Bylaws provide that eGain must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, eGain must receive the stockholder’s notice by the close of business on the 15th day after the earlier of the day eGain mailed notice of the annual meeting date or provided such public disclosure of the meeting date.

OTHER MATTERS

eGain knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, eGain’s directors, executive officers and any persons holding more than 10% of eGain’s common stock are required to report their initial ownership of eGain’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and eGain is required to identify in this Proxy Statement those persons who failed to timely file these reports. All of the filing requirements were satisfied for fiscal 2003 except that in October 2002, due solely to administrative error that was corrected as soon as it was determined, the Company made late Form 4 filings with respect to options grants to executives Eric Smit, Promod Narang, Milind Kasbekar and Arnold Adriaanse.

ANNUAL REPORT ON FORM 10-K

A copy of eGain’s combined annual report to stockholders and Annual Report on Form 10-K for the fiscal year ended June 30, 2003 accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Chief Financial Officer, eGain Communications Corporation, 624 East Evelyn Avenue, Sunnyvale, California 94086.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

eGain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 was filed with the Securities and Exchange Commission on September 30, 2003. The following portions of the Annual Report are incorporated in this proxy statement by reference:

•	Report of Independent Auditors

•	Consolidated Balance Sheets

•	Consolidated Statements of Operations

•	Consolidated Statements of Stockholders’ Equity

•	Consolidated Statements of Cash Flow

•	Notes to Consolidated Financial Statements

•	Selected Consolidated Financial Data

•	Management’s Discussion and Analysis of Financial Condition and Results of Operation

•	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

•	Quantitative and Qualitative Disclosure About Market Risk

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors, Ashutosh Roy Chief Executive Officer

October 27, 2003

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------

é    FOLD AND DETACH HERE    é

PROXY

eGain Communications Corporation

Proxy Solicited by the Board of Directors

for the Annual Meeting of Stockholders, November 20, 2003

(see Proxy Statement for discussion of items)

The undersigned hereby appoints Ashutosh Roy and Eric Smit as proxy, with power of substitution, to vote all shares of eGain Communications Corporation Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2003 Annual Meeting of Stockholders of eGain Communications Corporation, or any adjournment thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

eGain Communications Corporation

c/o EquiServe

P.O. Box 9398

Boston, MA 02205-9398

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------

é    FOLD AND DETACH HERE    é

X

Please mark your

votes as in this

example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.

		FOR	AGAINST	ABSTAIN

1. Re-election of five directors to serve for the ensuing year until their successors are duly elected and qualified or until earlier death or resignation.	2. The Appointment of Ernst & Young LLP as Independent Auditors.	☐	☐	☐

Nominees: (01) Ashutosh Roy, (02) Gunjan Sinha, (03) Mark A. Wolfson, (04) David G. Brown and (05) Phiroz P. Darukhanavala

☐ FOR THE NOMINEES	☐ WITHHELD FROM THE NOMINEES

☐ For all nominees except as noted above	The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR Items 1 and 2 and at the discretion of the proxies on any other matter that may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

NOTE:    Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

Signature:	Date: